Exhibit 5.01


                                                     March 19, 2004





Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


Ladies and Gentlemen:

         SCANA Corporation (the "Company") has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 for the registration under the Securities Act of 1933, as amended, of a proposed public offering of up to 5,000,000 shares of the Company's Common Stock, without par value (the "Stock"), through operation of the SCANA Investor Plus Plan to which Registration Statement this opinion is included as an Exhibit.

         I am familiar with the preparation of the aforesaid Registration Statement and the Prospectus forming a part thereof and am familiar with the proceedings of the Company in connection with the proposed issuance and sale of the Stock. I have also made such further investigation as I have deemed pertinent and necessary as a basis for this opinion.

         Based on the foregoing, I hereby advise you it is my opinion, that, with respect to the Stock, when (a) the aforesaid Registration Statement, as it may be amended, becomes effective; (b) the Stock has been duly executed, registered and delivered to the purchaser or purchasers thereof against receipt of the purchase price therefor, the Stock will have been duly authorized and legally and validly issued and will be fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the aforesaid Registration Statement and to the use of my name under the caption "Legal Matters" in the aforesaid Prospectus and in the Registration Statement.

                                      Very truly yours,


                                       s/H.Thomas Arthur
                                       H.Thomas Arthur
                                       Senior Vice President, General Counsel
                                       and Assistant Secretary